Marvel Entertainment, Inc. Second Quarter Conference Call Transcript
August 4, 2009, 9:00 a.m. EDT

Operator: Ladies and gentlemen, thank you very much for standing by, and welcome to the Marvel Entertainment Q2 Conference Call.  [Operator Instructions] Afterwards, we will conduct a question-and-answer session.  [Operator Instructions]  As a reminder, this conference is being recorded on Tuesday, August 4, 2009.  It’s now my pleasure to turn the conference over to Peter Cuneo, Vice Chairman of Marvel Entertainment.  Please go ahead, sir.

Peter Cuneo: Thank you, operator, very much.  Welcome everyone to Marvel’s second quarter conference call.  In addition to myself, we have four other speakers today.  With us here in New York we have Ken West, our Chief Financial Officer; John Turitzin, Executive Vice President and our General Counsel; we have Rob Steffens, our Senior Vice President of Finance; and of course in California we have David Maisel, the Chairman of Marvel Studios.

As usual, we are going to start with a reading of our Safe Harbor statement.  We will then have prepared comments from both Ken West and from David Maisel.  And following their comments we will open the floor for questions. Thank you.

David Collins: Some of the statements that the company will make on this conference call, such as statements of the company’s plans, expectations and financial guidance, are forward-looking.  While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties.  And the company’s actual results could differ materially from those discussed on this phone call.  Some of these risks and uncertainties are described in today’s news announcement and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8-K, 10-K and 10-Q.  Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo: Thanks very much, and Ken West.

Ken West: Good morning everyone, and thank you for joining today’s call.  As reported in today’s news announcement, Marvel’s second quarter net income amounted to $29.0 million, or $0.37 per diluted share, on net sales of $116.3 million, compared to net income of $46.7 million, or $0.59 per diluted share, on net sales of $157 million in the second quarter last year.  Now for some detail in each of our operating segments.

As anticipated, second quarter Licensing segment net sales of $51.8 million was lower than the year ago period primarily as last year’s second quarter benefited from the recognition of royalties related to consumer products for the Iron Man and Incredible Hulk feature films released in the second quarter of last year.  Additionally, in the year-ago period, Spider-Man joint venture revenues were approximately $10 million higher than in Q2 ’09 - reflecting the impact of Spider-Man 3, which was released in May 2007.

Notwithstanding the down comparison to last year’s second quarter, our licensing activities remained very healthy in the recent quarter and were ahead of our expectations.  This is particularly gratifying in light of global economic challenges as well as the fact that we are without a major motion picture catalyst to drive an event-based licensing program this year.  Though the Wolverine film debuted in Q2 of this year, as we have often stated, the X-Men-based films released by Fox have not traditionally been a major driver of licensing activity across all categories.

For our second quarter, our licensing segment reflects a total of $7.2 million contribution from Hasbro, $4.2 million of which was recorded within domestic consumer products and $3.0 million from international.  And for the first six months of this year, our licensing segment reflects a total of $14.3 million contribution from Hasbro, $9.3 million of which was recorded within domestic consumer products and $5.0 million from international.

Our publishing segment net sales increased by 23% on a quarterly sequential basis and was in line with last year’s second quarter net sales.  The sequential increase reflects the publication of approximately 16% more comic book and trade paperback titles in Q2 ‘09 compared to the first quarter of ‘09.  Our Q2 dollar share of the direct comic book market was 41% and our unit share was 45%, consistent with recent levels.  However, Publishing margins were lower than Q2 of last year, reflecting less high-margin advertising income.

Our Film Production segment reflects continued sales of the Iron Man DVD, plus initial revenues related to Iron Man’s pay TV window.  Revenue for the pay TV window for The Incredible Hulk is expected to be recorded in the second half of 2009.

Cumulatively, through the end of May 2009, our distributors have reported collections of approximately $237 million and $111 million of home video wholesale sales for Iron Man and Hulk, respectively.  These revenues, when offset by manufacturing and marketing costs and distribution fees, are what is recognized as revenue by Marvel.

DVD sales for these movies continue to perform in line with our expectations and accordingly, we remain comfortable with our existing Ultimates for both films.

Cash flow continued to be strong, which as you know is a hallmark of our operating philosophy, and we continue to have no outstanding borrowings under our line of credit with HSBC.  Cash receipts related to both the Hulk and Iron Man feature films were utilized to eliminate, as of June 30, 2009, all of our outstanding film-slate borrowings which totaled $62 million at the end of March.

Production spending for Iron Man 2, through June 30, 2009, has been funded through Marvel’s self-funding of 1/3 of the film’s production budget as well as from cash receipts related to the Iron Man and The Incredible Hulk feature films.  Principal photography for Iron Man 2 was completed in July, and approximately 1/3 of the production budget still remains to be funded as we move into post-production and special effects.  Accordingly, net of continuing cash flows from Iron Man and The Incredible Hulk, we expect to see a ramp up of film borrowings beginning this quarter.

This morning we revised our 2009 financial guidance to reflect better than expected performance in the first half of the year.  Specifically, we raised the low end of our net sales range by $15 million to $465 million, the low end of our net income range by $9 million to $95 million and the low end of our diluted earnings per share range by $0.15 to $1.25.

Despite our solid performance in the first half of 2009, we continue to believe it is prudent to maintain the high end of our guidance ranges unchanged due to the state of the global economy, as well as the fact that some items that were expected to benefit our operating results in the 2nd half have already been recognized in the 1st half of 2009.

As previously noted, full year combined cash commitments – including the 1/3 funding of Iron Man 2, development and pre-production costs for the Thor, Captain America and The Avengers feature films, the costs of self produced animation series and our investments in online initiatives – should total approximately $120 million, of which 75% has been expended in the first half of this year.

Given expected cash generation across all our businesses for the remainder of the year, and without giving effect to any further stock repurchases, we expect to end 2009 with a cash balance, including restricted cash, in excess of $150 million - and still no borrowings under our corporate credit facility.

Let me now turn the call over to David Maisel to provide an update on our studio activities.

David Maisel: Thank you, Ken.  We are very pleased to have completed Iron Man 2’s principal photography a few weeks ago and are also very excited about the great buzz and press that came out of the recent Comic-Con convention in San Diego, where we had a special Iron Man 2 panel and showed some footage.  Like the big splash made by Iron Man at the same convention two years ago, the excitement around Iron Man 2 was rated by many attendees and publications as the hit of the convention and made the front page of Entertainment Weekly going into the convention and the front page of USA Today as well as other publications right afterwards.

In addition to now starting post-production on Iron Man 2 we are also very, very active with Thor and Captain America in preparation for their 2011 launches.  Thor will start filming early in 2010 and Captain America in mid-year.  Since our last earnings call, we’ve announced some of the principal cast for Thor, including the very exciting young actor Chris Hemsworth as our Thor and acclaimed British actor Thomas Hiddleston as Loki and Natalie Portman as Jane Foster.  We are extremely excited about these three, and we’ll have many more casting announcements to come on both films as they evolve.

Lastly, we have started the casting on our Broadway musical, Spider-Man: Turn Off the Dark, which will now start previews on February 25th.  Evan Rachel Wood will be Mary Jane and the acclaimed Broadway as well as Marvel’s X-Men 2 actor Alan Cumming will be Green Goblin.  We’ll be announcing the rest of the cast, including Peter Parker, soon.  With that, I’ll turn it back over to Peter.

Peter Cuneo: Thanks, David, very much.  Operator, we’ll now open the lines for Q&A.

Operator: Absolutely, sir.  [Operator Instructions]  Gentlemen, our first question comes from the line of Drew Crum with Stifel Nicolaus.  Please go ahead, sir.

Drew Crum: Hi, guys.  Good morning.  Ken, could you give us an update on what you’re thinking for in terms of uses of cash for the balance of the year?  I think you said $150 million was the expected cash balance by year-end.

Kenneth West: Yes, Drew.  Good morning.

Drew Crum: Good morning.

Kenneth West: The major activities of cash flows outgoing for the balance of this year relate to paying taxes on the income that we have already recognized and expect to recognize, and then continued investments on our self-produced animation -- that’s reflected in our earnings press release -- and the, as I mentioned in my prepared remarks, continued financing and funding of our pre-production on Thor, Captain America and The Avengers.

Drew Crum: Okay.  Very good.  And then shifting gears to the film production segment, is there any way you can strip out the contributions from the Iron Man domestic pay television revenue?  And are you anticipating anything from that through the balance of 2009?  And somewhat related to that, is there any update you can give us on the Epix Network?

Kenneth West: Let me take the first element and then David Maisel will address the Epix.  Included, as you noted, in our film production segment Q2 results is pay TV elements from Epix and Paramount on Iron Man, but we’re not going to break out those components.  It also includes DVD monies.  We’re just very happy with the success of this program and Iron Man and the Ultimates built into that to date.  David, do you want to address Epix?

David Maisel: Sure.  We’re obviously watching the evolution of Epix very carefully and obviously it’s rolling out more slowly than had been originally planned.  However, we do expect to be fully paid. As Ken mentioned, we’ve been paid a significant amount already on all our films.  It doesn’t affect our Ultimates at all, but we do watch it very closely and all the various developments with it.  But at this point in time, we’re very comfortable and that it shouldn’t have any material effect on our Ultimates.

Drew Crum: Okay.  I’ll jump back into the queue.  Thanks, guys.

Operator:  And thank you for your question, sir.  Continuing on, our next question comes from the line of David Miller from Caris & Company.  Please proceed with your question.

David Miller: Yeah. Hi. Good morning. Congratulations on the stellar results.  Just a couple questions.  David, can you make any sort of proclamation right now on what the P&A number might be for Iron Man 2?  It seems to me that, you know, this is just such a huge global franchise and obviously the franchise just sort of promotes itself and you would think that, just as financial analysts, there’s just no need for a $165 million, $175 million P&A number.  Do you see that P&A number being a lot less or can you say on this call?  And then I have a follow-up.  Thanks.

David Maisel: Sure.  I mean, as I mentioned before, we’re not going to and we haven’t given the specific numbers on our cost items like production budgets or P&A expenses.  But given that, I can shed some light on our thinking regarding the P&A for Iron Man 2.  We’re, one, very happy to see a result of what’s going on in the economy which is the reduction in advertising costs, and we expect and hope to take advantage of that for Iron Man 2 next spring.  And I think other studios have also mentioned that they expect to see their advertising costs come down versus prior years because of that.  You know, number two, as you all are aware from our other calls and how we’ve handled our films, we are very cost-conscious, very profitability-focused on our movies.  So we will be, as we do with everything, be analyzing all the various components of costs to have the most efficient as well as effective spend.

Third, given that it is a sequel to a brand that was launched, we do believe that there should be some economies because the hard work of creating the initial splash of the brand has been done.  We obviously are fortunate to have great word-of-mouth and reviews from the original Iron Man movie.  And as evidenced by what occurred at Comic-Con a few weeks ago, we can generate a significant amount of publicity and buzz around our movies through somewhat low-cost type of events and viral marketing and so on.  So we’re very excited about taking a look at the P&A spend and seeing how we can be the most efficient as well as the most effective for Iron Man 2.

David Miller: Okay, great.  And then has Hasbro telegraphed to you guys any changes in what they have in store for the brand-new Iron Man 2 toy line coming out next year?  I mean are we looking at sort of less expensive SKUs just given the macro backdrop?  Or do you just sort of see no changes coming up?  Thanks.

Peter Cuneo: Rob Steffens will comment.

Rob Steffens: Yes, David, it’s a good question.  Of course, we work very closely with Hasbro.  They are very excited about the Iron Man 2 movie coming out next year.  And what I would tell you is that we’ve seen their line.  It is a full line, and we look forward to it being a much larger line than it was on movie one.  I wouldn’t want to get into any specifics on pricing of individual SKUs but suffice to say we expect it to be a very large line.

Peter Cuneo: Yeah, the pricing question really is a question for Hasbro, not for us.

David Miller: Understood.  Thank you.

Operator: And thank you for your question.  Continuing on, our next question comes from the line of Tony Wible from Janney Montgomery Scott.  Please proceed with your question.

Tony Wible: Good morning.  I had a couple of questions focusing on the licensing segment.  For starters, I was hoping we could get a little bit of color on this current quarter as far as what characters or product classes were selling particularly well in this environment?  And then secondly, as we look ahead to next year, what are you generally expecting for Iron Man 2 now that it is a proven franchise?  Is that character capable of pulling in Spider-Man type numbers?

Peter Cuneo: Tony, it’s Peter Cuneo.  Let me try to answer both of your questions. I think licensing for the current quarter was not driven by any particular activity or character.  We’ve seen just good day in, day out activity across the board.  There’s nothing that we can pull out that we would say is a particular driver here.  With regard to Iron Man 2, we typically estimate for a first film in a film franchise that licensing, merchandising revenue around that film will be in the $20 to $40 million range.  So when you look later on at Thor and Captain America and other first films, you might want to look at this range.  Iron Man 1 was to the mid-high end of that range.  And we would anticipate that we would at least double those revenues for the second film.  And of course we’d like to do even better than that.

Tony Wible: And does the Epix issue make it any more difficult to try and negotiate those Iron Man 2 issues, or is it completely unrelated to the fact that Iron Man is not out there en masse right now?

Peter Cuneo: Yeah, we think that it’s unrelated.

Tony Wible: Okay.  And last question is just a housekeeping question.  Can you confirm what the revenue split was this quarter between Iron Man and Hulk for revenues in aggregate between the two properties?

Kenneth West: Tony, we actually don’t look at our business in that sense.  We still think that there is a strong element of Marvel classic characters, including Spider-Man, Hulk, even a little bit of X-Men and certainly Iron Man, but we really don’t dissect the business for disclosure by character.

Tony Wible: No, I’m saying in the film segment which…how much of the film segment was Iron Man versus Hulk?

Kenneth West: Principally – the revenue generated in the film segment for this quarter was principally related to Iron Man.

Tony Wible: Okay, but you’re not giving out an exact number as you have in the past?

Kenneth West: Correct.

Tony Wible: Okay, thanks.

Operator: Thanks for your question.  Moving on, our next question comes from the line of Jason Bazinet of Citi.  Please proceed with your question.

Jason Bazinet: I think you guys sort of touched on this in the opening remarks, but I just want to circle back to it real quickly.  I guess when I look at the high end of your guidance, not nudging up given how powerful the earnings have been through the first half of the year, are you essentially saying that it’s possible that the film division generates low or no profits towards the back end of the year?  Is that sort of the right interpretation?  And then my follow-up is, am I doing the math right, that so far that you’ve amortized about 60% of the film production costs for the first two films?  Thanks.

Kenneth West: Jason, this is Ken.  Well, with respect to what’s in store for the second half of the year on the film production segment, clearly we have less anticipated for the balance of the year than we’ve recognized in the first half of the year because we did get that great element of the pay TV window for Iron Man.

Jason Bazinet: Yeah.

Kenneth West: And the collections of some significant sell-through on DVDs both for Hulk and Iron Man, as anticipated.  We’re now into that catalog period, and that is certainly a lesser component of all the major ingredients in an Ultimate for a film.

Jason Bazinet: Sure.

Kenneth West: Whether or not as successful as Iron Man and the Hulk, so the second half of the year will be less in the film production segment than the first half.

Peter Cuneo: We should make the point that in looking at our Ultimates for both films a quarter after, obviously, what we looked at in the first quarter that those projections have not changed significantly in any way.  We are continuing to collect revenues, as we expected.  We’ve collected the bulk of the revenues on both films to this point, and there’s really no new news on those Ultimate projections.

Jason Bazinet: And am I doing the math right that you’ve amortized about 60%?

Kenneth West: I believe it’s slightly higher, but I don’t have that number in front of me, but ....

Jason Bazinet: Okay, okay.

Kenneth West: We’re very comfortable, as Peter said, with the Ultimate that we originally established and continue to update and just positive news so far.

Jason Bazinet: Okay, thank you very much.

Operator:  And thank you, sir.  Continuing on for our next question comes from the line of Barton Crockett from Lazard Capital Markets.  Please go ahead, sir.

Barton Crockett: Okay.  Great.  Thanks for taking the question.  Follow-up on the studio segment, I mean you’ve said that it’s the Ultimate…that movies are pacing in line with kind of your model for the Ultimates, but it’s pacing above what you guys had guided to for this year.  I mean you guys had said that you basically raised your film production guidance, your margins by about three points and your revenues by $10 million to $5 million on the low and high end.  What is guiding the increase to your guidance for this year?  In other words, what’s come in better than what was anticipated in your guidance?  And also should we assume then that your guidance was kind of below where you guys were kind of running the Ultimate model?

Kenneth West: Barton, those are interesting questions.  As we stated, we’re very comfortable with the Ultimates both for Iron Man and Hulk.  And we have seen that some of those discounts that we anticipated at the beginning of the year are not materializing to the full extent of that 10 to 15% range that we thought and, specifically, in regard to DVD sell-through.  So, despite the economic news we hear about that DVD marketplace kind of crumbling a little bit, we have had excellent sell-through and slightly ahead of our plan.  But it’s still within the full Ultimate, and we’re still very comfortable with those ranges.

Peter Cuneo: And, Barton, we had also applied this 10 to 15% discount to our expectations for licensing, and we have not seen any problems to date in licensing.  We don’t seem to have been affected by global financial reverses so far.  But we continue to be conservative for the back end.

Barton Crockett: Okay, great.  And that’s all very good to hear, but the other question I wanted to ask you was about Hasbro and their new channel.  They were…Hasbro was commenting on their last earnings call that they’re excited about the potential to work more with close partners like Lucas and Marvel that was brought up in that context on their new channel.  I was wondering if there was anything that Marvel…that you see that would be potentially interesting or meaningful for your business in terms of what Hasbro’s doing with Discovery on their channel?

Peter Cuneo: David, would you like to comment?

David Maisel: Sure.  Hi, Barton.  It’s a good question, and we’re obviously very close with Hasbro and very happy with our relationship with them on the toy front.  From an animation point of view, as you all know, we have a lot of animation projects centered around all our key characters that we’re doing our films of and some others.  Some have current distribution.  Some of them don’t yet have distribution.  Hasbro entering the marketplace with their channel adds an interesting set of possibilities for us in terms of our future distribution of our animation.  And we’re looking..we’re very excited about having even more choices and more opportunities for what we do with animation.  And so we’re looking at it very closely and looking at all the different options and are excited about making the best decision for Marvel going forward.

Barton Crockett: Okay, but to be clear, I mean, is Marvel ruling out the possibility of an equity investment in something like that?  Or is that a low probability-type event?  Would it more likely be they-license-your-shows type of thing?

David Maisel: At this stage, it would be premature to comment on what type of distribution arrangement we would make with the channel or with the Hasbro channel going forward.  It’s still early in analyzing it.  So right now, the best thing to say is that we’re taking a look at all the options.  As you know, we don’t normally put our capital into situations like that, and we’ve been very fiscally conservative throughout the recent history of Marvel.  I don’t expect to see that fiscal conservatism change at all.  We’re very fortunate that we can make significant up-sides without taking material capital risk, and we try and, first look at opportunities that let us do that.

Barton Crockett: Okay.  That’s all wonderful.  Thanks a lot.

Operator:  And thank you for your question, sir.  Continuing on, our next question comes from the line of Douglas Creutz from Cowen & Company.  Please go ahead, sir.

Doug Creutz: Thanks.  In your press release for the licensing segment you say that sales reflected strength in collecting worldwide royalty minimum guarantees.  I was wondering if you can give me some more color around what that means and, in particular, whether the use of the word “collecting,” I should read anything into that?  Thanks.

Kenneth West: Douglas, this is Ken.  With respect to all of our licenses, which are generally multi-character, sometimes multi-territory, we have minimum guarantees negotiated and are scheduled for specific collections at different dates depending upon the terms of those licenses, including the collectability or our credit evaluation of that licensee.  If they are recorded on a cash basis for revenue recognition, when we collect those elements it’s revenue upon collection and that’s principally what we’re addressing in that comment in our press release.

Doug Creutz: Okay, thanks.

Operator: And thank you.  Continuing on, our next question comes from the line of Ben Mogil from Thomas Weisel Partners.  Please go ahead, sir.

Benjamin Mogil: Hi, guys, good morning.  So, first question, I know, Ken, in the past you’ve talked about some concerns on the licensee front just in terms of their credit availability and concerns they may not have the credit capacity to sort of execute on some of their orders.  Are you still sort of, still as concerned as you were even a few months ago?

Kenneth West: I still have the concern.  We still have that element in the statements that I had in my prepared remarks, in Peter’s comments.  We still are cautious about the future of the global economy, just like many other companies.  Lots of our licensees have been doing adequately.  There are none who are doing superbly.  Many are finding some financing available and getting the product that’s demanded by consumers, like Marvel-licensed products.  So we are content, and I’d even say happy with the results so far and expect to continue with the guidance we’ve established.

Benjamin Mogil: Okay.  On the cable TV front, and this may be more of a question for David.  David, if Epix doesn’t have sort of wide carriage when it first debuts with Iron Man 1, is there any provisions in your sales to FX Network where you can get kind of a bump up if the pay TV ratings are below a certain number and they’ll sort of pay you guys up a little bit more because of the fact that it’s being underexploited in the television window?

David Maisel: Without referencing any of the details, obviously I can’t do that in our agreement with Paramount, the most important thing is that we are very comfortable with the financial monies that we’ll receive from the pay TV window for Iron Man.  That is the most material financial consideration that we could focus on.  And for Iron Man itself, with the word-of-mouth and the awareness we have and the success of the movie in the home entertainment marketplace, we don’t see any reason to have any effect negatively on our Ultimates because of the somewhat lack of exposure in the pay TV window.

Benjamin Mogil: Sure, I was thinking almost from the other side, which is that you know do your, mean, if I remember correctly, you guys did your own sales for the sort of post-pay TV window, so the cable window.  Do you have any ability in some of those agreements to, if viewership on pay TV is below a certain number, is there sort of an automatic bum-up on the cable sales just because it’s a little bit more virgin than it was originally anticipated?

David Maisel: I can’t speak to the details of our free TV deal; that is confidential.  But we’re very happy with the deal that we cut with FX and are very excited about that partnership going forward.  So the best I can say there is, from a financial point of view, especially given the success of the “Iron Man” film, we’re very happy with the monies we should be receiving in free TV.

Benjamin Mogil: Okay, and then maybe switching gears a little bit but staying on the film segment, is there any kind of update you can give us, not even necessarily numbers but just commentary, on how you found the VOD market for Iron Man and for Hulk?

Rob Steffens: I think the...

David Maisel: Yeah, on that one I think we Rob, do you have any perspective on that or is that something that’s premature to give feedback on at this point?

Rob Steffens: Yeah, I think the only thing we would say is that we are happy with what we’ve seen in those revenue streams, which are of course relatively small but growing.

David Maisel: Yeah, I would say overall Iron Man’s.. we’ve been very pleased with every window it’s been introduced to to date. It seems like the word-of-mouth and the love of the movie has just continued and spread and so it’s…we’ve been very happy with each window and each geographic area that it’s gone into.

Benjamin Mogil: Do you guys have a view, although it’s really more of a Paramount situation, but a view sort of on Redbox and what your views are on its pricing and sort of its views on its sort of eventual ultimate sell-through of its product afterwards?

David Maisel: You know, we’re watching that obviously as closely as the other studios and working with Paramount on the strategy regarding Redbox.  Since it really doesn’t become relevant for us until Iron Man 2’s home entertainment window, which is a while away, right now we’re just monitoring it very closely and talking to Paramount about future plans.

Benjamin Mogil: Okay.  Great.  Thank you very much.

Peter Cuneo: Guys this is Peter.  I just want to interject a little bit or make sure we answered your question on Epix.  I think you’re addressing the exposure issue rather than the financial issue.  And there’s no question that we are watching, as David said, very closely this exposure issue.  This is something that we will continue to watch and see what progress that entity actually makes in terms of signing people up.  But it is not an issue that we’re passive about at all.

Benjamin Mogil: Okay.  Great.  Thank you, Peter.  I appreciate it.

Operator:  Thank you, sir.  Continuing on, our next question comes from the line of Vasily Karasyov of JPMorgan.  Please proceed with your question.

Vasily Karasyov: Thank you.  I have one for David.  David, can you give us a brief overview of what’s going to be different for Iron Man 2 in terms of international theatrical distribution, and do you hope that you can get international box office one to one with domestic, which some comparable movies can do?  So if you could outline expectations in this regard would be great.  Thank you.

David Maisel: Sure, I’d be happy to.  As most of you are aware, we’ve changed our structure for the distribution of our films, starting with Iron Man 2, overseas.  Whereas we pre-sold five territories for the first two movies, we no longer will be pre-selling territories. There is one legacy deal which is for Germany for Iron Man 2 with TeleMunchen, our same partner that we had and enjoyed working with on the first movie, will be distributing Iron Man 2 in Germany, and we’re very happy with the financial arrangement and the operating arrangement with TeleMunchen in Iron Man 2.  Other than that, though, for Iron Man 2 and for our future movies, we’ll now have worldwide distribution all tied together, and we really do believe that there will be efficiencies in doing that from a cost point of view, from a distribution, from an advertising point of view. There will be efficiencies working with one partner for the worldwide distribution.  And we also believe there will be effectiveness improvements to have it all within the family, so to speak, and be able to use all the might of Marvel and our partner, Paramount, in distributing those films.

In terms of the non-U.S. box office for Iron Man 2, let me speak about it more in general for sequels to our films rather than commenting on Iron Man 2.  We do normally see, as do others, that the worldwide box office for any franchises will increase normally as a percentage as domestic.  I think Iron Man 1 was international was about 85% of domestic. With our sequels and with other people’s sequels, you do normally see an increase in that number.  The brand is built overseas, so logically you’d expect there would be higher awareness and people have enjoyed the DVD window and so on for those films.  So we ourselves would like to see that trend continue for the sequels to the films we launched with our new studio.

Operator: Do you have any further questions, Mr. Karasyov?

Vasily Karasyov: No.  Thank you very much.

Operator: Thank you then, sir.  We’ll be continuing on.  Our next question comes from the line of David Gober from Morgan Stanley.  Please proceed with your question.

David Gober: Good morning, guys.  Just looking at the animation slate coming up, I was wondering if you guys could dig a little bit into the structure of the Super Hero Squad deal and whether that’s going to be…whether that’s a license fee or whether there’s a barter component that could drive material upside or downside to the revenues on that product?

Rob Steffens: Rob Steffens here.  Strategically, for Super Hero Squad and a lot of our future animation, it is our goal, just like what we’ve done in the film production segment, to retain more control over the content and more control over the distribution.  So that is true for Super Hero Squad as well as The Avengers.  And we continue to see animation as an opportunity to build our brand and to support and build our licensing business.

David Gober: So just to clarify, will the revenues from that business be booked in licensing or in the film production segment?

Kenneth West: David, that’s a very good question.  We’ve wrestled with that in regard to classification. We’re going to address that very soon, so when those revenues are realized we will certainly disclose which segment they belong in.  And I think you had a question before that Rob was about to address in the sense of the revenue recognition or the elements associated with our animation efforts.  And principally we are going to get episodic fees for all of the animation that we place for carriage.  That is the economic model that we have and, as Rob mentioned, it’s building the brand awareness and expanding our opportunities for merchandise licensing around these different exposures, bringing in new Marvel fans.

Peter Cuneo: I think we should comment on the strategic aspect of this.  We like animation for a younger audience on a worldwide basis very much.  It provides a, if you will, a marketing bridge between films or in some cases for characters where we don’t have films it’s very important.  We can grow merchandise licensing around the world, particularly through these efforts.  We…so we consider animation a very, very important part of our business, both for producing a profit but also for generally promoting our products and our characters to global consumers.

David Gober: And just switching gears for a second to the licensing segment, your guidance both on the low end and the high end still implies a decent decline from the back half of ‘08.  Just curious if that’s just a reflection of the increasing distance between films and kind of the time from the Iron Man and The Incredible Hulk or if there’s any conservatism built into even the top line or top end of the guidance due to economic factors?

Kenneth West: David, you’re exactly right in the sense of the rationalization associated with why we have what we have.  We have scheduled minimum guarantee payments that I discussed before in many license agreements. Many of those amounts were scheduled in the first half to be collected and have been collected, some collected sooner than anticipated.  They were anticipated in the second half but have been collected in the first half. But the major theatrical events that have driven licensing, both Incredible Hulk and Iron Man, have now dwindled down to a lesser degree, it’s more now to classic Marvel characters and that’s what supports the shift [to] the first half [from] the second.

David Gober: Great.  Thank you.

Operator: Thanks for your question.  Continuing on, our next question comes from the line of Alan Gould from Natixis.  Please proceed with your question.

Alan Gould: Thank you.  I’ve got two questions.  Ken, just to clarify, I think you said you had the beginning of the pay TV payments for Iron Man in the quarter.  I’m assuming all the domestic pay TV for Iron Man was taken in the quarter, correct?

Kenneth West: Alan, that’s a very good question.  The revenue that we’ve recognized so far, and that’s the amount that has been participated back to us from Paramount, was a great majority of the revenue for the pay TV, but it’s not the full amount.  And the balance will be recognized when reported to us and paid contractually sometime in 2010.

Alan Gould: Is the rest international versus domestic?  You’re available on the pay TV window at one point in time, no?

Kenneth West: That is true.  But as far as the worldwide versus domestic exploitation, I’m not exactly clear on whether there’s a delineation there, but we are just bound by the contractual relationship we do have with Paramount.

Alan Gould: Okay.  And the Hulk Pay TV you say will be in the second half of the year?

Kenneth West: Correct.

Alan Gould: Okay.  And then the last question, are the video games…are the video game rights committed on each of your four upcoming films?  And when do you recognize revenue from those video game rights?  Is it when those films are released and the video games are released?

Kenneth West: I believe that all the…all of the major motion pictures that we have in our lineup have been licensed for interactive games.  And the revenue generally on those license agreements are dictated by the terms that are negotiated.  And generally, they are recognized upon the…what we call the earliest in-store dates at release of those games.  So it’s very close to the day and date of the release of both the theatrical picture and the release of the games.

Alan Gould: Okay.  Thank you.

Operator: Thank you, sir.  Our next question comes from the line of David Bank from RBC Capital Markets.  Please proceed with your question.

David Bank: Yes.  Thanks.  Two questions, first is to follow-up to some of your earlier comments. You said that one of the reasons you didn’t bring up the high end of guidance was that, in addition to the state of the global economy, the fact that some items that were expected to benefit in your operating results in the second…some that you had originally expected to benefit in the second half were pulled forward into the first half.  So I was just wondering if you could give a little more clarity on what they were?  And the second question is, as we think about Iron Man 3 or 4 and the other successful franchises as they’re developed, realistically how often can you… can you produce a sequel, right?  Is it a two-year – like, if I make one in 2009 is 2011 the general expectation for the next one or is it 2012?  Is it two year, three year, one year?  You know, can you make them together at the same time and stagger them one year apart?  How do you think it all kind of plays out?

Kenneth West: David, this is Ken, and I’ll have David Maisel address the gap between sequels.  But with respect to elements that we anticipated in the second half of the year that fell into the first, a lot of that relates to the DVD Iron Man collections which [in our projections] were spread out more throughout the full year but were really advanced collected and just sooner than we anticipated in Q2.  So we’re happy with that.  There were some licensing collections of scheduled minimum guarantees that were anticipated in Q3 that were collected and recognized in Q2, so just a general mix of elements that have been moved from the second half to the first half.  And again, we’re just very comfortable with what was established for our full-year guidance.  David, do you want to address the gap on sequels?

David Maisel: Sure.

David Bank: It’s more generic, not specific to Iron Man 2, kind of a more generic concept.

David Maisel: Sure, two real points there. One, from a generic point of view, you normally see, with very good results, sequels coming out on a two-year or three-year basis and it really just depends on the timing competitively and the timing for production of the films.  In our situation, though, we have a very unique model for our studio, as you’re all aware, where our -- even our first movies in franchises are not completely like other first movies.  We’re connecting films together in a story arc. We have films that are leading up to The Avengers movie, they all exist within our Marvel universe. We sometimes have characters pop in and out of the various different movies.

So we’re very excited that our business model really consists of you know now, going forward, sequels like Iron Man 2 to successful movies and, quote, “new” films, whether it be Captain America, Thor, Avengers and so on, but they’re really in our eyes almost quasi-sequels since they’re all further chapters in the saga that we’re presenting to the film-going world.  And Avengers specifically has as key members Iron Man, Captain America and Thor as well, so these people all come together.  So we’re a very sort of different animal on that.  I think it plays to our advantage in terms of hopefully having the greatest success that we can with our film properties, but again it’s something that we plan out and the highest priority is to make the best movies possible and then to connect them together in a way that makes our fans really appreciate the whole collection of films that we’re going to be presenting.

David Bank: Okay.  Thank you.

Operator:  Thank you, Mr. Bank.  Mr. Cuneo, I’ll turn the presentation back to you for your concluding remarks.  Thank you, sir.

Peter Cuneo: Thank you, operator, very much, and thank you to all of you who participated and/or listened today on the call and we look forward to talking with all of you again following the next quarter.  Thanks again, everyone.  Bye.

Operator:  Thank you, sir.  Ladies and gentlemen, that does conclude the conference call for today.  We thank you all for your participation and ask that you please disconnect.  Thank you once again. Have a great day.